EXHIBIT 3.1
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
QAD INC.
     QAD Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware, does hereby certify that:
     I. The present name of the corporation is QAD Inc., a Delaware corporation (the “Corporation”). The original name of the Corporation was QAD Inc. and the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of Delaware on May 15, 1997.
     II. This Amended and Restated Certificate of Incorporation amends, restates and integrates the provisions of the Certificate of Incorporation (as heretofore amended). The Certificate of Incorporation of this Corporation shall be amended and restated to read in its entirety as follows:
ARTICLE I
     The name of the corporation is QAD Inc. (hereinafter referred to as the “Corporation”).
ARTICLE II
     The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, New Castle County, Wilmington, Delaware 19808,. The name of its registered agent at such address is Corporation Service Company.
ARTICLE III
     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (hereinafter referred to as the “GCL”).
ARTICLE IV
     Section 1. Authorized Shares
     The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is eighty million (80,000,000) shares, consisting of (i) seventy-one million (71,000,000) shares of Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”); (ii) four million (4,000,000) shares of Class B Common Stock, par value $0.001 per share (the “Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”); and (iii) five million (5,000,000) shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).

     Upon this Amended and Restated Certificate of Incorporation of the Corporation becoming effective pursuant to the GCL (the “Effective Time”), and without any further action on the part of the Corporation or its stockholders, each whole share of the Corporation’s common stock, $0.001 par value per share, issued and outstanding or held by the Corporation in treasury immediately prior to the Effective Time (the “Old Common Stock”), shall automatically be reclassified, changed and converted into 0.10 fully paid and non-assessable shares of Class B Common Stock, and certificates previously representing shares of Old Common Stock shall represent the appropriate number of whole shares of Class B Common Stock, into which such Old Common Stock shall have been reclassified, changed and converted pursuant to this Amended and Restated Certificate of Incorporation. Notwithstanding the foregoing, no fractional shares of Class B Common Stock shall be issued, and any stockholder who would otherwise be entitled to receive a fraction of a share of Class B Common Stock shall, in lieu of receiving such fractional share, be entitled to receive a cash payment equal to such fraction multiplied by the fair value of a share of Class B Common Stock as of the Effective Time, as determined in good faith by the Board of Directors of the Corporation (hereinafter referred to as the “Board of Directors”).
     Section 2. Designations, Powers and Preferences
A. Preferred Stock.
     The Board of Directors is hereby expressly authorized at any time, and from time to time, to create and provide for the issuance of shares of Preferred Stock in one or more series and, by filing a certificate pursuant to the GCL (hereinafter referred to as a “Preferred Stock Designation”), to establish the number of shares to be included in each such series, and to fix the designations, preferences and relative, participating, optional or other special rights of the shares of each such series and the qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, including, but not limited to, the following:
     (i) the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;
     (ii) whether dividends, if any, shall be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series;
     (iii) the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;
     (iv) the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;
     (v) whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes of, any other series of any class or classes of capital stock of, or any other security of, the Corporation or any other corporation, and, if provision be made for any such conversion or exchange, the times, prices, rates, adjustments and any other terms and conditions of such conversion or exchange;
     (vi) the voting powers, if any, and whether such voting powers are full or limited in such series;
     (vii) the restrictions, if any, on the issue or reissue of shares of the same series or of any other class or series;
     (viii) the amounts payable on and the preferences, if any, of the shares of such series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and
     (ix) any other relative rights, preferences and limitations of that series.
B. Common Stock.
     The Common Stock shall be subject to the express terms of any series of Preferred Stock set forth in the Preferred Stock Designation relating thereto. The powers, preferences and rights of the Class A Common Stock and the Class B Common Stock, and the qualifications, limitations or restrictions thereof, shall be in all respects identical, except as otherwise required by law or expressly provided in this Amended and Restated Certificate of Incorporation.
          (a) Voting. Unless otherwise required by law or as expressly provided in this Amended and Restated Certificate of Incorporation, the holders of Class A Common Stock and Class B Common Stock shall vote together as a single class on all matters submitted to the stockholders at all meetings of the stockholders and with respect to any action by written consent in lieu of a meeting. Each record holder of Class A Common Stock shall be entitled to 1/20th of one vote for each share of Class A Common Stock standing in such person’s name on the stock transfer records of the Corporation in connection with the election of directors and all other actions submitted to a vote of stockholders at all meetings of the stockholders and with respect to any action by written consent in lieu of a meeting, and each record holder of Class B Common Stock shall be entitled to one vote for each share of Class B Common Stock standing in such person’s name on the stock transfer records of the Corporation in connection with the election of directors and all other actions submitted to a vote of stockholders at all meetings of the stockholders and with respect to any action by written consent in lieu of a meeting. In addition to any vote required by law or any other provision in this Amended and Restated Certificate of Incorporation, the affirmative vote or consent of the holders of a majority of the shares of Class A Common Stock, voting separately as a single class shall be required in order to amend this Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Class B Common Stock or effect any reverse stock split that would have any adverse effect on the holders of the Class A Common Stock.
          (b) Dividends and Other Distributions.
     (i) The record holders of the Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the

Corporation as may be declared thereon by the Board of Directors out of funds legally available therefor.
     (ii) No dividend may be paid on one class of Common Stock unless a dividend is paid simultaneously on the other class of Common Stock, in accordance with this Section 2(B)(b).
     (iii) If the Board of Directors determines to provide the record holders of one class of Common Stock the option to receive a dividend in cash or in capital stock of the Corporation, the same option must be simultaneously provided to the other class of Common Stock, subject to the requirement that the record holders of Class A Common Stock receive a greater amount of such dividend as provided in paragraph (iv) below.
     (iv) Except as provided in paragraph (v) below, the amount of any dividend payable in cash or non-cash property of the Corporation (or any dividend pursuant to which the record holders of Common Stock have been granted the option to receive such dividend in the form of cash) with respect to a share of Class A Common Stock shall be equal to 120% of the amount of such dividend payable with respect to a share of Class B Common Stock, if and when declared by the Board of Directors out of funds legally available therefore; provided, however, any dividend payable in cash or non-cash property of the Corporation, if and when declared by the Board of Directors, for the purpose of either (A) distributing all or some portion of the proceeds received by the Corporation from any transaction determined by the Board of Directors to be a material transaction not in the ordinary course of business or (B) effecting a spin-off of a subsidiary of the Corporation, shall be paid ratably, on a per share basis, to all holders of Class A Common Stock and Class B Common Stock.
     (v) Dividends payable on the Common Stock only in shares of capital stock of the Corporation (or rights to acquire capital stock of the Corporation) shall only be made as follows: (A) in shares of Class A Common Stock (or rights to acquire Class A Common Stock) to the record holders of Class A Common Stock and to the record holders of Class B Common Stock; (B) solely in connection with a proportionate dividend to effectuate a split of the Common Stock, in shares of Class A Common Stock to the record holders of Class A Common Stock and in shares of Class B Common Stock to the record holders of Class B Common Stock; or (C) in any other authorized class or series of capital stock (or rights to acquire any other authorized class or series of capital stock of the Corporation) to the record holders of Class A Common Stock and to the record holders of Class B Common Stock.
     (vi) Whenever a dividend or distribution provided for in this Amended and Restated Certificate of Incorporation shall be payable in non-cash property or shares of capital stock of the Corporation, the value of such dividend or distribution shall be deemed to be the fair value of such non-cash property or capital stock of the Corporation, as determined in good faith by the Board of Directors.
          (c) Convertibility. Except as described below, neither the Class A Common Stock nor the Class B Common Stock shall be convertible into another class of Common Stock or any other security of the Corporation.
     (i) All outstanding shares of Class A Common Stock may be converted into shares of Class B Common Stock on a share-for-share basis by resolution of the Board of Directors if, as a result of any statute, law, regulation, court order, legal process or rule or rule interpretation of a national securities exchange, either the Class A Common Stock or Class B Common Stock is, or both are, excluded from, or the Board of Directors determines that either the Class A Common Stock or Class B Common Stock is, or both are, subject to exclusion from, listing on the Nasdaq Global Select Market or, if such shares are listed on another national securities exchange, from trading on the principal national securities exchange on which such securities are traded. In making such determination, the Board of Directors may conclusively rely on any information or documentation available to it, including filings made with the Securities and Exchange Commission, any national securities exchange, stock market or any other governmental or regulatory agency or any written instrument purporting to be authentic.
     (ii) In the event of any conversion of the Class A Common Stock pursuant to subsection (c)(i) above, certificates which formerly represented outstanding shares of Class A Common Stock will thereafter be deemed to represent a like number of shares of Class B Common Stock and all shares of Common Stock authorized by this Amended and Restated Certificate of Incorporation shall be deemed to be shares of Class B Common Stock.
          (d) Mergers or Sales of Assets. The holders of Class A Common Stock shall be entitled to receive an amount and form of consideration per share no less favorable than the per share consideration, if any, received by any holder of the Class B Common Stock in any merger, business combination or consolidation of the Corporation (whether or not the Corporation is the surviving entity) or any subsidiary of the Corporation, or any sale, lease or exchange of all or substantially all of the assets of the Corporation or any subsidiary of the Corporation (whether or not executed by way of a single transaction or a series of related transactions).
          (e) Liquidation or Dissolution. Upon the liquidation, dissolution or winding up of the Corporation, the holders of Class A Common Stock and the holders of Class B Common Stock shall share ratably, on a per share basis, in the net assets of the Corporation available for distribution to the holders of Common Stock. If any assets of the Corporation distributed to stockholders in connection with any liquidation, dissolution, or winding up of the Corporation are other than cash, then the value of such assets shall be their fair value as determined by the Board of Directors in good faith.

          (f) Repurchases. The Corporation shall have the power to purchase, repurchase, exchange, redeem or otherwise acquire shares of either Class A Common Stock or Class B Common Stock out of funds legally available therefore at any time for such consideration as the Board of Directors determines in its business judgment, whether or not less consideration could be paid upon the purchase of the same number of shares of another class of Common Stock. Notwithstanding the foregoing, if at any time in the future the Corporation publicly announces an issuer self tender offer to concurrently purchase shares of both Class A Common Stock and Class B Common Stock, then the Corporation shall tender to purchase Class A Common Stock at a per share price and on terms no less favorable than the per share price and terms tendered for Class B Common Stock.
          (g) Subdivision, Combination and Reclassification of Shares. If the Corporation shall in any manner split or subdivide or combine the outstanding shares of Class A Common Stock or Class B Common Stock, the outstanding shares of the other such class of Common Stock shall be proportionally split, subdivided or combined in the same manner and on the same basis as the outstanding shares of the other class of Common Stock have been split, subdivided or combined. Other than with respect to a reclassification in connection with a split, subdivision or combination of shares of outstanding Common Stock as provided above, the holders of Class A Common Stock shall be entitled to be treated identically to the holders of Class B Common Stock on a per share basis in any reclassification or recapitalization of the Common Stock.
          (h) No Preemptive Rights. No holder of Class A Common Stock or Class B Common Stock shall, by reason of such holding, have any preemptive right to subscribe to any additional issue of stock of any class or series of the Corporation or to any security of the Corporation convertible into such stock.
          (i) Amendment. In addition to any vote required by law or this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock, voting separately as a single class, shall be required in order to amend (i) any of the powers, preferences or special rights of the Class A Common Stock (whether by merger, consolidation or otherwise) or (ii) any of the powers, preferences or special rights of the Class B Common Stock (whether by merger, consolidation or otherwise) to the extent that such amendment would adversely affect the holders of the Class A Common Stock.
          (j) Fractional Shares. No fractional shares of Common Stock shall be issued in connection with any stock dividend, stock split, combination, reclassification or conversion of the Common Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair value of a share of Common Stock as determined in good faith by the Board of Directors.
ARTICLE V
          A. In furtherance, and not in limitation, of the powers conferred by law, the Board of Directors is expressly authorized and empowered:

     (i) to adopt, amend or repeal the Bylaws of the Corporation, provided, however, that any Bylaws adopted by the Board of Directors under the powers hereby conferred may be amended or repealed by the Board of Directors or by the stockholders having voting power with respect thereto; and
     (ii) from time to time to determine whether and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of the Corporation, or any of them, shall be open to inspection of stockholders; and, except as so determined, or as expressly provided in this Amended and Restated Certificate of Incorporation or in any Preferred Stock Designation, no stockholder shall have any right to inspect any account, book or document of the Corporation other than such rights as may be conferred by law.
          B. The Corporation may in its Bylaws confer powers upon the Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by law.
ARTICLE VI
          A. Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock as set forth in this Amended and Restated Certificate of Incorporation to elect additional directors under specified circumstances, the number of directors of the Corporation shall not be less than 3 nor more than 9 and shall be fixed from time to time in the manner described in the Bylaws.
          B. Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.
          C. At each annual election of Directors, the Directors, other than those who may be elected by holders of shares of one or more outstanding series of Preferred Stock under circumstances as shall be provided by this Amended and Restated Certificate of Incorporation, shall hold office until the next annual election of Directors and until their respective successors shall have been duly elected and qualified, subject, however, to prior death, resignation or removal in accordance with this Amended and Restated Certificate of Incorporation and the Bylaws of the Corporation.
          D. Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock as set forth in this Amended and Restated Certificate of Incorporation to elect additional directors under specified circumstances, any director may be removed from office at any time with or without cause by the affirmative vote of the holders of at least a majority of the voting power of the then outstanding Voting Stock, voting together as a single class. For the purposes of this Amended and Restated Certificate of Incorporation, “Voting Stock” shall mean the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.
          E. Advance notice of stockholder nominations for the election of directors shall be given in the manner provided in the Bylaws of the Corporation.

          F. Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock as set forth in this Amended and Restated Certificate of Incorporation to elect additional directors under specified circumstances, vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause, and newly created directorships resulting from any increase in the authorized number of directors, may be filled only by the affirmative vote of a majority of the remaining directors, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders and until such director’s successor shall have been duly elected and qualified.
ARTICLE VII
     A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the directors duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the GCL; or (iv) for any transaction from which the director derived an improper personal benefit. No amendment or repeal of this Article VII shall adversely affect any right or protection of a director of the Corporation existing hereunder in respect of any act or omission occurring prior to such amendment or repeal.
ARTICLE VIII
     Except as may be expressly provided below in this Article VIII, the Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation or a Preferred Stock Designation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by law, and all powers, preferences and rights of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article VIII; provided, however, that no Preferred Stock Designation shall be amended after the issuance of any shares of the series of Preferred Stock created thereby, except in accordance with the terms of such Preferred Stock Designation and the requirements of law; and provided, further, that the affirmative vote of at least 66 2/3 percent of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with the provisions of Article V, Article VI or Article VIII of this Amended and Restated Certificate of Incorporation, unless such amendments or changes are approved by a majority of the directors of the Corporation not affiliated or associated with any person, other than Pamela M. Lopker or Karl F. Lopker, holding (or which has announced an intention to acquire) 20% or more of the voting power of the then outstanding Voting Stock, voting together as a single class.
* * *

     This Amended and Restated Certificate of Incorporation shall become effective at 5:00 p.m. (EST) on December 15, 2010.
     The foregoing Amended and Restated Certificate of Incorporation has been duly adopted by this Corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.
     IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this 14th day of December, 2010.

QAD Inc.
/s/ Karl F. Lopker
Karl F. Lopker, Chief Executive Officer